Exhibit 99.1

American States Water Company Announces
Third Quarter 2025 Results
•An 11.6% increase (or $0.11 per share) in recorded third quarter 2025 consolidated diluted EPS compared to third quarter of 2024
◦Increased earnings per share at all operating business segments
•AWR’s regulated utilities authorized to spend nearly $650 million in capital investments as approved in the utilities’ general rate cases
◦On target to invest $180 to $210 million in 2025
•AWR’s regulated water utility receives CPUC approval to provide water services at another new planned community that will be built out over time with the first development expected to serve up to 3,800 customer connections during the next five years, and over the longer term (20+ years) allows for the construction of 17,500 total dwelling units at full buildout
•AWR’s contracted services business is expected to contribute $0.59 to $0.63 per share for the full 2025 year
◦In 2025, the contracted services business has been awarded $28.7 million in additional new construction projects, which are expected to be completed through 2028
•An 8.3% increase in the quarterly dividend during 2025
◦Quarterly dividend rate has grown at a CAGR of 8.5% over the last five years
San Dimas, California, November 5, 2025…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $1.06 for the quarter ended September 30, 2025, as compared to basic and fully diluted earnings per share of $0.95 for the quarter ended September 30, 2024, an increase of $0.11 per share, primarily generated from higher construction activities that resulted in higher earnings at the contracted services segment, and higher earnings at the water and electric utility segments resulting from the implementation of new customer rates.

Third Quarter 2025 Results
The table below sets forth a comparison of the third quarter 2025 diluted earnings per share contribution recorded by business segment and for the parent company compared with amounts recorded during the same period in 2024.

	Diluted Earnings per Share
	Three Months Ended
	9/30/2025	9/30/2024	CHANGE
Water	$0.86	$0.84	$0.02
Electric	0.04	0.02	0.02
Contracted services	0.19	0.11	0.08
AWR (parent)	(0.03)	(0.02)	(0.01)
Consolidated diluted earnings per share, as recorded (GAAP)	$1.06	$0.95	$0.11

Water Segment:
For the three months ended September 30, 2025, recorded diluted earnings from the water utility segment were $0.86 per share, as compared to $0.84 per share for the same period in 2024, an increase of $0.02 per share. The discussion below presents the major variances in earnings for the two periods.
•An increase in water operating revenues of $8.3 million was largely as a result of new rate increases authorized by the California Public Utilities Commission (CPUC) effective January 1, 2025. Golden State Water Company (GSWC) transitioned from a full revenue decoupling mechanism to a modified rate adjustment mechanism effective January 1, 2025. As a result, GSWC’s revenues and earnings may be subject to future volatility from significant fluctuations in customer consumption compared to adopted levels.
•An increase in water supply costs of $3.5 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs compared to the same period in 2024 is largely due to an increase in the overall per-unit purchased water costs covered in customer rates. As a result of transitioning from a full cost balancing account for water supply to an incremental cost balancing account, GSWC’s earnings will be subject to future volatility from favorable and unfavorable changes in the water supply source mix compared to the adopted mix incorporated in the revenue requirement.
•An overall increase in operating expenses of $2.2 million (excluding supply costs) due primarily to increases in (i) overall labor costs, (ii) maintenance expense, (iii) depreciation and amortization expenses, which is impacted by increases in capital additions placed in service and are reflected and recovered in customer rates, and (iv) property and other non-income taxes; partially offset by a decrease in administrative and general expenses (excluding labor) primarily due to lower outside services costs, insurance reserves, and other employee-related benefits as compared to the same period in 2024.
•An overall decrease in interest expense (net of interest income) of $0.3 million resulting largely from an overall decrease in average borrowing levels and interest rates as well as the impact of capitalizing debt costs related to certain advice letter projects approved by the CPUC in the latest water general rate case effective January 1, 2025; partially offset by a decrease in interest income earned on regulatory assets due to decreasing regulatory balances as GSWC recovers the amounts through surcharges.
•An overall increase in other income (net of other expense) of $0.5 million due largely to gains totaling $2.5 million generated on investments held to fund one of the company’s retirement plans during the three months ended September 30, 2025, as compared to gains on investments of $2.1 million recorded during the same period in 2024 due to financial market conditions.
•Changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the three months ended September 30, 2025 as compared to the same period in 2024 unfavorably impacted the water segment’s earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
•A decrease in earnings of approximately $0.02 per share due to the dilutive effects from the issuance of equity under AWR’s at-the-market (ATM) offering program beginning in February 2024. Under the ATM offering program, AWR may offer and sell its Common Shares, with an aggregate gross offering price of up to $200 million, from time to time at its sole discretion, with $68 million currently remaining available for sale. Through September 30, 2025, AWR has sold 1,680,979 Common Shares through this ATM offering program.
Electric Segment:
Diluted earnings from the electric utility segment increased $0.02 per share for the three months ended September 30, 2025 as compared to the same period in 2024 largely resulting from an increase in revenues from new rates implemented in 2025 as a result of receiving a final decision from the CPUC in connection with Bear Valley Electric Service, Inc.’s (BVES’s) general rate case proceeding that set new rates for 2023 - 2026 (retroactive to January 1, 2023), as compared to 2022 rates used to record revenues during the same period of 2024.

The new rates resulted in an increase in electric revenues that supports, among other things, the growth in rate base and higher operating costs related to BVES’s wildfire mitigation plans that were previously not included in customer rates and not expensed during the third quarter of 2024 because they were being tracked in memorandum accounts. Therefore, the increase in revenues was partially offset by overall increases in operating expenses due, in large part, to higher expenses recorded in connection with BVES’s vegetation management and other wildfire mitigation activities, as well as an increase in outside services related to various regulatory filings, partially offset by a decrease in interest expense (net of interest income).
Contracted Services Segment:
Diluted earnings from the contracted services segment increased $0.08 per share for the third quarter of 2025 when compared to the same period in 2024 largely resulting from an increase in (i) construction activities, from timing of when work is performed, (ii) management fee revenues resulting from the resolution of various economic price adjustments, and (iii) lower interest expense from lower borrowing levels; partially offset by higher overall operating expenses (excluding construction expenses). The contracted services segment is expected to contribute $0.59 to $0.63 per share for the full 2025 year.
AWR (Parent):
For the three months ended September 30, 2025, diluted losses from AWR (parent) increased by $0.01 per share when compared to the same period in 2024 due largely to an increase in interest expense resulting from higher borrowing levels under AWR’s credit facility.
Year-to-Date (YTD) 2025 Results

•YTD 2025 recorded consolidated diluted earnings per share increased by 8.7% (or $0.21 per share) compared to YTD 2024, with earnings per share increasing at all operating business segments
The table below sets forth a comparison of the YTD diluted earnings per share contribution by business segment and for the parent company.

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2025	9/30/2024	CHANGE
Water	$2.11	$1.99	$0.12
Electric	0.14	0.07	0.07
Contracted services	0.45	0.44	0.01
AWR (parent)	(0.06)	(0.07)	0.01
Consolidated diluted earnings per share, as recorded (GAAP)	$2.63	$2.42	$0.21
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.
For the nine months ended September 30, 2025, AWR’s recorded consolidated diluted earnings were $2.63 per share, as compared to $2.42 per share recorded for the same period in 2024, an increase of $0.21 per share, primarily generated from higher earnings at the water and electric utility segments resulting largely from the implementation of new customer rates. AWR’s consolidated diluted earnings for the nine months ended September 30, 2025 were negatively impacted by approximately $0.08 per share due to the continued dilutive effects from the issuance of equity under AWR’s ATM offering program.
For more details on the YTD results, please refer to the company’s Form 10-Q filed with the Securities and Exchange Commission (SEC).
Expansion of GSWC’s Water Operations
In 2014, the CPUC issued a final decision granting GSWC the authority to provide water utility services to a new area to be developed near Sacramento called Sutter Pointe, in Sutter County, California. Specific plans for the new development have been approved by Sutter County that will allow for the construction of 17,500 total dwelling units at full buildout, which is currently expected to occur over the next 20 or more years. Among other things, the final decision in 2014 ordered GSWC to file a separate application before the commencement of any construction in order to establish initial water service rates. The first phase of the new development has begun and is expected to occur over the next five years, and will serve up to 3,800 customer connections. Accordingly, in August 2024, GSWC filed an application prior to the start of construction. In October 2025, the CPUC issued a final decision authorizing initial water service rates covering the new development for the years 2026 through 2028.
Dividends
On October 28, 2025, AWR’s Board of Directors approved a fourth quarter dividend of $0.5040 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on December 2, 2025 to shareholders of record at the close of business on November 14, 2025. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 71 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR has grown its quarterly dividend rate at a compound annual growth rate (CAGR) of 8.5% over the last five years since the fourth quarter of 2020, and has achieved a 10-year CAGR of 8.3% in its calendar year dividend payments through 2025. AWR’s current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. This measure by business segment is derived from consolidated financial information but is not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. This item constitutes a “non-GAAP financial measure” under SEC rules, which supplements our GAAP disclosures but should not be considered as an alternative to the respective GAAP measure. Furthermore, this non-GAAP financial measure may not be comparable to similarly titled non-GAAP financial measures of other registrants.
The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment and for the parent company to AWR’s consolidated fully diluted earnings per share in this press release.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the SEC, particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, November 6. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning November 6, 2025 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through November 13, 2025.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 265,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 25,000 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	September 30, 2025	December 31, 2024
Assets
Net Property, Plant and Equipment	$2,240,869	$2,099,625
Other Property and Investments	55,737	50,418
Current Assets	250,781	233,346
Other Assets	107,886	116,820
Total Assets	$2,655,273	$2,500,209
Capitalization and Liabilities
Capitalization	$1,799,570	$1,560,433
Current Liabilities	197,475	285,525
Other Credits	658,228	654,251
Total Capitalization and Liabilities	$2,655,273	$2,500,209

	Condensed Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2025	2024	2025	2024

Operating Revenues
Water	$132,323	$124,043	$354,023	$324,732
Electric	13,332	9,040	41,262	29,948
Contracted services	37,061	28,699	98,510	97,681
Total operating revenues	182,716	161,782	493,795	452,361

Operating Expenses
Water purchased	27,745	24,059	67,964	55,788
Power purchased for pumping	4,454	4,996	11,157	11,349
Groundwater production assessment	6,972	6,971	18,776	17,643
Power purchased for resale	3,288	2,467	12,822	8,302
Supply cost balancing accounts	(367)	(381)	(2,219)	2,447
Other operation	11,782	11,021	34,582	31,377
Administrative and general	25,413	24,200	77,510	73,034
Depreciation and amortization	11,934	10,849	35,197	32,341
Maintenance	5,481	3,719	15,757	10,479
Property and other taxes	7,771	7,063	21,678	20,162
ASUS construction	16,510	11,750	42,333	43,649
Total operating expenses	120,983	106,714	335,557	306,571

Operating income	61,733	55,068	158,238	145,790

Other Income and Expenses
Interest expense	(11,711)	(13,225)	(35,901)	(39,217)
Interest income	1,064	1,739	4,575	5,902
Other, net	3,006	2,308	6,411	6,169
Total other income and (expenses), net	(7,641)	(9,178)	(24,915)	(27,146)

Income Before Income Tax Expense	54,092	45,890	133,323	118,644
Income tax expense	12,925	10,056	31,622	27,811
Net Income	$41,167	$35,834	$101,701	$90,833

Weighted average shares outstanding	38,567	37,564	38,444	37,302
Basic earnings per Common Share	$1.06	$0.95	$2.64	$2.43

Weighted average diluted shares	38,702	37,683	38,569	37,409
Fully diluted earnings per Common Share	$1.06	$0.95	$2.63	$2.42

Dividends paid per Common Share	$0.5040	$0.4655	$1.4350	$1.3255

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of net income (loss) by business segment and for the parent company to AWR’s consolidated fully diluted earnings per share for the three and nine months ended September 30, 2025 and 2024.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q3 2025	Q3 2024	Q3 2025	Q3 2024	Q3 2025	Q3 2024	Q3 2025	Q3 2024	Q3 2025	Q3 2024
Net income (loss)	$33,298	$31,566	$1,717	$582	$7,260	$4,321	$(1,108)	$(635)	$41,167	$35,834
Weighted Average Number of Diluted Shares	38,702	37,683	38,702	37,683	38,702	37,683	38,702	37,683	38,702	37,683
Diluted earnings (loss) per share	$0.86	$0.84	$0.04	$0.02	$0.19	$0.11	$(0.03)	$(0.02)	$1.06	$0.95

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2025	YTD 2024	YTD 2025	YTD 2024	YTD 2025	YTD 2024	YTD 2025	YTD 2024	YTD 2025	YTD 2024
Net income (loss)	$81,344	$74,555	$5,519	$2,666	$17,258	$16,346	$(2,420)	$(2,734)	$101,701	$90,833
Weighted Average Number of Diluted Shares	38,569	37,409	38,569	37,409	38,569	37,409	38,569	37,409	38,569	37,409
Diluted earnings (loss) per share	$2.11	$1.99	$0.14	$0.07	$0.45	$0.44	$(0.06)	$(0.07)	$2.63	$2.42

Note: Certain amounts in the tables above may not foot or crossfoot due to rounding.